Exhibit 99.1
Princeton National Bancorp, Inc. and
Citizens First National Bank
Appoint New Director
September 25, 2009: Princeton National Bancorp, Inc. (NASDAQ: PNBC), the holding company of Citizens First National Bank, today reported the appointment of Thomas D. Ogaard to the Board of Directors of both the holding company and bank.
Ogaard, who joined the Company in August as Executive Vice President & Banking Group Manager, has experience in all areas of banking. Ogaard started his career in banking in 1978 and most recently was employed by State Bank of Park Rapids in Park Rapids, Minnesota as Executive Vice President & Chief Loan Officer.
Chairman Craig O. Wesner commented, “Mr. Ogaard’s background in banking will be an asset to the Board of Directors. He will be a good addition to the current fine members serving our Company.”
President Tony J. Sorcic stated, “The Company is fortunate to have someone with Mr. Ogaard’s qualifications join the Board of Directors. He has a strong background in banking and fills a vacancy we have had on the Board. Management and the Board look forward to continuing our successful performance.”
Ogaard has a Bachelors of Science in Business Administration from Bemidji State University, in Bemidji, Minnesota. He has been active in such organizations as Chambers of Commerce, Habitat for Humanity, United Way, Junior Achievement, and has served as a youth baseball, softball and hockey coach and as treasurer, board member and a member of the finance committee of his church. Tom and his wife Mary Kay have five children, Jennifer (31), Jason (27), Katie (23), Alissa (22), and Whitney (17).
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.258 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President – Investor Relations,
Princeton National Bancorp, Inc. (815) 875-4444,
E-Mail address: pnbc@citizens1st.com

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